Exhibit 10(mm)

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) made as of the ● day of ●, 2016.

BETWEEN:

POTASH CORPORATION OF SASKATCHEWAN INC., a corporation established under the federal laws of Canada, (hereinafter referred to as the “Corporation”),

OF THE FIRST PART,

- and –

[EMPLOYEE NAME] of the City of ● in the State of ●, (hereinafter referred to as the “Employee”),

OF THE SECOND PART

WHEREAS the Corporation has entered into an arrangement agreement (the “Arrangement Agreement”) dated September 11, 2016 with Agrium Inc. pursuant to which the parties will effect a business combination transaction, which transaction will be carried out by way of a court-approved plan of arrangement under section 192 of the Canada Business Corporations Act on the terms and conditions set forth in the Arrangement Agreement (the “Transaction”);

AND WHEREAS the Transaction is expected to be completed in mid-2017 (the date of completion being, the “Closing Date”), and the completion of the Transaction will constitute a Change in Control (as hereinafter defined);

AND WHEREAS the Employee is employed by the Corporation or a Subsidiary of the Corporation (the Employee’s employer being, the “Employer”);

AND WHEREAS the Corporation recognizes the valuable services that the Employee provides and will continue to provide as an employee of the Employer and believes that it is reasonable and fair to the Corporation that the Employee receive fair treatment upon the occurrence of a Change in Control;

AND WHEREAS the Corporation considers the establishment and maintenance of a stable work environment to be essential to protecting and enhancing the best interests of the Corporation and its shareholders;

AND WHEREAS the Corporation recognizes that uncertainty following a Change in Control could result in the departure or distraction of the Employee to the detriment of the Corporation and its shareholders;

AND WHEREAS the Board has determined that it would be in the best interests of the Corporation to induce the Employee to remain in the employ of the Employer by agreeing to provide the Employee with certain rights upon the occurrence of a Change in Control;

AND WHEREAS both the Corporation and the Employee wish to introduce terms and conditions which will govern the termination or modification of the employment of the Employee following a Change in Control;

NOW THEREFORE, in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

ARTICLE 1

RECITALS

1.1	The parties agree, and represent and warrant to each other, that the above recitals are true and accurate.

ARTICLE 2

INTERPRETATION

2.1	Unless elsewhere herein otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

2.2	The headings of the Articles, Sections, subsections and clauses herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

2.3	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of ●, without giving effect to the principles of conflict of laws in such State. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the State of ● with respect to any matters arising out of this Agreement.

2.4	If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced for any reason, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to any party hereto.

2.5	In this Agreement, the following terms shall have the following meanings, respectively:

(a)	“Affiliate” means, for any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used for any Person other than a natural Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b)	“Board” means the board of directors of the Corporation.

(c)	“control” for purposes of this Agreement means the ownership of at least a majority of the votes attaching to the outstanding securities of a body corporate carrying a right to vote for the election of directors of such body corporate under all circumstances or under circumstances that have occurred and are continuing.

(d)	“Annual Base Salary” means the annual base salary of the Employee as at the Date of Termination.

(e)	“Cause” means dishonest or willful misconduct or lack of good faith resulting in material harm, financial or otherwise, to the Corporation or its successor.

(f)	“Change in Control” means the occurrence of any of the following:

(i)	within any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board and any new Directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(ii)	there is an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of the surviving or consolidated corporation, representing fifty percent (50%) or more of the combined voting power of the surviving or consolidated corporation’s then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation, being beneficially owned, directly or indirectly, by the Persons who were the holders of the Corporation’s outstanding securities entitled to vote in the election of Directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation’s then outstanding securities entitled to vote in the election of Directors of the Corporation;

(iii)	fifty percent (50%) or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve (12) month period;

(iv)	any party, including Persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of Directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event will not constitute a Change in Control; or

(v)	there is a public announcement of a transaction that would constitute a Change in Control under (ii), (iii) or (iv) of this definition and the Committee determines that the Change in Control resulting from such transaction will be deemed to have occurred as of a specified date earlier than the date under (ii), (iii) or (iv) of this definition, as applicable.

For the avoidance of doubt, the completion of the Transaction shall constitute a Change in Control for purposes of this Agreement, STIP, Equity Incentive Plans, and SERP (including any Supplemental Retirement Agreement with the Corporation that provides benefits similar to the SERP).

(g)	“Change in Control Protection Period” means the twenty-four (24) month period following a Change in Control.

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(i)	“Committee” means the Human Resources and Compensation Committee of the Board (or its successor(s)), or such other committee of the Board designated by the Board to determine eligibility for and the amount of any benefits under this Agreement.

(j)	“Date of Termination” shall mean the date of termination of the employment of the Employee by the Employer or by the Employee as referred to in Section 4.1; for greater certainty, any such date of termination shall be considered to be the last date on which the Employee is actively at work and shall not be considered to extend to a later date by virtue of any statutory, contractual or common law notice period.

(k)	“Director” means a member of the Board.

(l)	“Equity Incentive Plans” means the Corporation’s 2016 Long-Term Incentive Plan or any of the Corporation’s Performance Option Plans, as applicable.

(m)	“Good Reason” means the occurrence, after a Change in Control, of any of the following without the Employee’s written consent:

(i)	a substantial diminution in the Employee’s authorities, duties, or responsibilities (including reporting requirements) from those in effect immediately prior to a Change in Control;

(ii)	the Employer requires the Employee to be based at a location in excess of eighty (80) kilometers from the location of the Employee’s principal job location or office immediately prior to the Change in Control, except for required business travel to an extent substantially consistent with the Employee’s business obligations immediately prior to the Change in Control;

(iii)	a substantial reduction in the Annual Base Salary, or a substantial reduction in the Employee’s target compensation under any incentive compensation plans that are in effect as of the date of the Change in Control; or

(iv)	the failure of the Employer to continue in effect the Employee’s participation in the Corporation’s short and long-term incentive plans, stock option plans, and employee benefit and retirement plans, policies or practices, at a level substantially similar or superior to and on a basis consistent with the relative levels of participation of other similarly-situated employees of the Corporation and its Subsidiaries taken as a whole, as existed immediately prior to the Change in Control (but only to the extent that such failure results in a substantial reduction in the Employee’s total compensation).

(v)	A termination of employment by the Employee for one of the events set forth in (i), (ii), (iii) or (iv) of this definition will not constitute Good Reason unless, (A) within the thirty (30) day period immediately following the Employee’s knowledge of the occurrence of such event (but in no event later than ninety (90) days following the occurrence of such event), the Employee has given written notice to the Employer of the event relied on for such termination, (B) the Employer has not remedied such event within thirty (30) days (the “Cure Period”) of the receipt of such notice, and (C) the Employee, within thirty (30) days after the end of the Cure Period, elects by written notice to the Corporation to terminate the Employee’s employment, to be effective immediately. For the avoidance of doubt, the Employee’s employment will not be deemed to terminate for Good Reason unless and until the Cure Period has expired and the Employer has not remedied such event. The Corporation and the Employee may mutually waive in writing any of the foregoing provisions with respect to an event that otherwise constitutes Good Reason.

(n)	“Pension Plan” means the PCS U.S. Employees’ Pension Plan.

(o)	“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability corporation, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(p)	“Savings Plan” means PCS U.S. Employees’ Savings Plan.

(q)	“SERP” means the PCS Supplemental Retirement Plan for U.S. Executives.

(r)	“Subsidiary” of any corporation means a body corporate which is directly or indirectly controlled by that corporation.

(s)	“STIP” means the Corporation’s 2016 Short-Term Incentive Plan, as amended, and any similar successor plan that provides short term incentive payments to the Employee.

ARTICLE 3

TERM OF AGREEMENT

3.1	This Agreement shall be operative upon the day that it is entered into by the parties and shall expire on the date that is twenty-four (24) months following the termination of the Arrangement Agreement, or the second anniversary of the Closing Date, whichever date occurs first, unless terminated earlier by written mutual consent by both parties.

ARTICLE 4

OBLIGATIONS OF THE CORPORATION UPON TERMINATION

4.1	If the Employee’s employment is terminated by the Employer at any time within the Change in Control Protection Period, other than for Cause, or is terminated by the Employee for Good Reason at any time within the Change in Control Protection Period, then:

(a)

On the sixtieth (60th) day after the Date of Termination and subject to satisfying the requirements of Article 55, the Corporation shall pay, or if the Employee is employed by a Subsidiary of the Corporation, cause the Employer to pay, to the Employee, a lump-sum payment equivalent to the following:

(i)	all earned but unpaid Annual Base Salary as well as accrued but unpaid vacation entitlements for the period up to and including the Date of Termination;

(ii)	an amount equal to two (2) times the sum of (A) the Employee’s Annual Base Salary, plus (B) the Employee’s target STIP opportunity as of the Date of Termination;

(iii)	an amount equal to the product of (A) the Employee’s target STIP opportunity for the year in which the Date of Termination occurs multiplied by (B) a fraction, the numerator of which is the number of days the Employee was employed by the Employer in the year in which the Date of Termination occurs, and the denominator of which is 365 (unless the Employee has attained age 55 and completed 5 years of service with the Corporation, in which case the Employee shall receive a STIP payment in accordance with the STIP);

(iv)	an amount equivalent to the additional amounts that the Employer would have contributed to the Savings Plan (if any) following the Date of Termination had the Employee remained in full-time employment with the Employer for twenty-four (24) months immediately following the Date of Termination and had made the maximum permitted employee contributions during such period (Employer matching contribution level of 3.0%, subject to applicable legal limits under the defined contribution savings plan, plus performance contribution at the target level of 1.5%);

(v)

if applicable, a lump sum amount in cash with a value (reasonably determined by the Corporation on an actuarial basis determined using the same actuarial assumptions as are used at the Date of Termination for purposes of calculating lump sum payments under the SERP) equal to an amount equivalent to the sum of (A) the Employee’s additional periodic benefit that would have accrued under the Pension Plan (if any) during the twenty-four (24) month period immediately following the Date of Termination had the Employee remained in full-time employment with the Employer for such period, plus (B) the Employee’s additional periodic benefit that would have accrued under the SERP and/or any Supplemental Retirement Agreement with the Corporation that provides benefits similar to the SERP (if any) during the twenty-four (24) month period immediately following the Date of Termination had the

Employee remained in full-time employment with the Employer for such period, in each case, including any early retirement supplements or subsidies that would have accrued during such 24-month period; and

(vi)	an amount equal to the product of (A) 24 multiplied by (B) the sum of (1) the monthly COBRA premium amount that would apply for continuation coverage of the Employee’s health, dental and vision benefits immediately following the Date of Termination (less the normal monthly amount that Employee paid for such benefits under the Corporation’s applicable benefit plans as of the Date of Termination), plus (2) the employer portion of the monthly premium for basic life and basic accidental death and dismemberment insurance in effect for the Employee as of the Date of Termination;

(b)	the Corporation will, or will cause the Employer to, reimburse the Employee for outplacement consulting services from a firm selected by the Employee that is acceptable to the Corporation, up to a maximum of $10,000. Payment will be made directly to the outplacement provider once invoice is received by the Corporation or the Employer. Outplacement services must begin within ninety (90) days of the Date of Termination or this benefit is forfeited, and such services shall continue no later than twelve (12) months following the Date of Termination;

(c)	the Corporation will recognize, or will cause the Employer to recognize, the Employee’s age and years of completed service with the Employer during the twenty-four month (24) period following the Date of Termination (as if the Employee had actively worked for the Employer for the full twenty-four (24) month period) for the purpose of calculating the Employee’s eligibility for retiree medical and retiree life insurance, and to the extent the Employee becomes eligible for such retiree medical or retiree life insurance as a result of the recognition of additional age and completed service during such period, (i) the Employee’s participation in such benefits may commence on the date on which such coverage would have first become available if the Employee had continued actively working for the Employer during such period and (ii), to the extent required to avoid adverse tax consequences to or penalties imposed on the Employee or the Employer, the Employer may treat the amounts payable or provided by the Employer in respect of periodic premiums (or an Employer subsidy with the effect of the payment of periodic premiums) for such coverage as taxable income to the Employee reported on the Employee’s Form W-2 and may withhold taxes from the Employee’s compensation or require the Employee to make other arrangements for payment of the taxes required to be withheld with respect to such amounts;

(d)	the Employee and the Employee’s family will continue to be eligible to access the Corporation’s Employee and Family Assistance Plan for three (3) months following the Date of Termination;

(e)	if the Employee holds any options, rights, performance share units, warrants or other entitlements for the purchase or acquisition of, determined with reference to, securities in the capital of the Corporation (collectively, “Options”), all such Options shall be exercisable, settled and/or forfeited in accordance with the applicable Equity Incentive Plan; and

(f)	except as otherwise provided in this Section 4.1, the Employee shall cease to have any rights to salary, equity awards, expense reimbursements or other compensation or benefits, except that the Employee shall be entitled to (i) any reimbursable expenses which have been incurred but are unpaid as of the Date of Termination, (ii) any plan benefits which by their terms extend beyond termination of the Employee’s employment (but only to the extent provided in any benefit plan in which the Employee has participated as an employee of the Employer and excluding any severance pay program or policy) and (iii) any benefits to which the Employee is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA).

4.2	All payments required to be paid to the Employee under this Article 44 shall be made net of any and all deductions and income and employment taxes required to be withheld by applicable law. Notwithstanding any other provision of this Agreement, neither the Corporation nor the Employer shall be obligated to guarantee any particular tax result for the Employee with respect to any payment provided to the Employee hereunder, and the Employee shall be responsible for any taxes imposed on the Employee with respect to any such payment.

4.3	There shall be no duplication of payments and benefits under this Agreement and any other change in control severance plan, program or arrangement or any other severance or compensation arrangement with the Corporation or its Subsidiaries.

ARTICLE 5

RELEASE OF LIABILITY

5.1	Where the Employee’s employment is terminated in accordance with Article 44, as a condition of the receipt of the entitlements specified in Section 4.1, the Employee agrees to release and forever discharge the Corporation (including any Subsidiaries, Affiliates and each of their respective officers, directors, employees, agents, trustees, successors and assigns) of and from any and all manner of actions, causes of action, suits, claims complaints, damages, costs and expenses of any nature or kind whatsoever, known or unknown, whether in law or in equity or pursuant to statute, that the Employee has ever had, now has or in the future can, will or may have, by reason of or arising out of this Agreement, the Employee’s employment or the termination of this Agreement and the Employee’s employment whether at common law, pursuant to statute or otherwise, and must execute and provide to the Corporation a release substantially in the form of the Release attached hereto as Schedule A to this Agreement, and such release must become effective and irrevocable pursuant to its terms within 60 days after the Date of Termination.

5.2	The Employee covenants and agrees that as of the Date of Termination, the Employee will be deemed to have resigned as an officer and/or director of the Corporation and each of its Subsidiaries and Affiliates unless otherwise agreed between the Corporation and the Employee, and the Employee shall deliver appropriate resignations from all offices and positions with the Corporation and any Affiliates and Subsidiaries of the Corporation if, as, and when requested by the Corporation.

ARTICLE 6

GENERAL

6.1	The Employee shall not be subject to any duty or obligation to seek alternate employment or other sources of income or benefits, or to mitigate the Employee’s damages, or to any similar duty or obligation, following or as a result of: (a) a termination by the Employee of the Employee’s employment for Good Reason, or (b) a termination of the Employee’s employment by the Corporation, other than for Cause, in each case within the Change in Control Protection Period, and all payment and other obligations of the Corporation under this Agreement shall not be subject to any rights of set-off, duty to mitigate or other reduction, and shall be paid and performed in full notwithstanding any alternate employment or other sources of income or benefits obtained or received or receivable by the Employee.

6.2	Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered by hand or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Corporation, to:

Potash Corporation of Saskatchewan Inc.

Suite 500

122 - 1st Avenue South

Saskatoon, Saskatchewan, Canada S7K 7G3

Attention: General Counsel

in the case of the Employee, to:

●

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

6.3	This Agreement shall enure to the benefit of and be binding upon and enforceable by the Employee and the Employee’s heirs, executors, administrators and other legal personal representatives and upon the Corporation and its successors and assigns provided that the Corporation shall not assign this Agreement other than by operation of law without the prior written consent of the Employee.

6.4	Each of the Corporation and the Employee agrees to execute and deliver all such documents and to do all such acts and things, in any case at the Corporation’s expense, as the other party may reasonably request and as may be lawful and within its powers to do or to cause to be done in order to carry out and/or implement the provisions or intent of this Agreement, including, without limitation, seeking all such governmental, regulatory and other third party approvals as may be necessary or desirable. Without limiting the generality of the foregoing, the Corporation agrees to execute and deliver all such documents and to do all such acts and things as the Employee may reasonably request and as may be lawful and within the power of the Corporation to do or cause to be done in order to minimize any tax consequences to the Employee in respect of the payment or performance by the Corporation of the obligations of the Corporation upon any termination arising under Article 44 or in respect of other payments or actions required to be made or taken by or on behalf of the Corporation in the event of termination of the Employee’s employment hereunder; provided that the Corporation shall in no material way be prejudiced thereby.

6.5	If any contest or dispute shall arise under this Agreement involving termination of the Employee’s employment with the Corporation, its Affiliates or Subsidiaries after a Change in Control or involving the failure or refusal of the Corporation to perform fully in accordance with the terms hereof, the Corporation shall reimburse the Employee, on a current basis, for all reasonable legal and professional fees and expenses, if any, incurred by the Employee in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Corporation receives the Employee’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not the Employee’s claim is upheld by a court of competent jurisdiction; provided, however that the Employee shall be required to repay any such amounts to the Corporation to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the Employee was frivolous or advanced by the Employee in bad faith.

6.6	This Agreement may be amended only by an instrument in writing signed by both parties.

6.7	Neither party may waive or shall be deemed to have waived any right it has under this Agreement (including under this section) except to the extent that such waiver is in writing.

6.8	All dollar amounts referred to in this Agreement are in United States currency.

6.9	The Employee acknowledges that it was recommended to the Employee by the Corporation that the Employee obtain independent legal advice before executing this Agreement and that the Employee has been afforded an opportunity to do so.

ARTICLE 7

CERTAIN TAX MATTERS

7.1	Section 409A

(a)	General. It is intended that the payments and benefits provided under this Agreement shall either be exempt from application of, or comply with, the requirements of Section 409A of the Code and the final regulations thereunder. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Corporation and the Employer shall not take any action that would be inconsistent with such intent and shall make payments in such time and manner as the Corporation and the Employer determine would minimize or reduce the risk of adverse taxation under Section 409A of the Code. In the event that the Corporation reasonably determines, after consultation with tax counsel, that any compensation or benefits payable under this Agreement may be subject to taxation under Section 409A of the Code, the Corporation, after consultation with the Employee, shall have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Corporation to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Corporation shall have no responsibility for tax consequences to the Employee (or his or her beneficiary) resulting from the terms or operation of this Agreement. Each installment of the payments and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). Notwithstanding any provision to the contrary, if any reimbursements or in-kind benefits provided by the Corporation or the Employer pursuant to this Agreement would constitute deferred compensation that is subject to and not exempt from Section 409A of the Code, such reimbursements or in-kind benefits shall be subject to the following rules: (x) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (y) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (z) the Employee’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(b)	Separation from Service. All references to “termination of employment” or forms and derivations thereof in connection with the Employee’s right to receive any payment which is subject to Section 409A of the Code shall refer solely to events which constitute a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

(c)	Delayed Payments. Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code) on the Date of Termination, in the case of any payment made or benefit provided pursuant to this Agreement that is considered to be a “deferral of compensation” subject to Section 409A of the Code and which is payable upon the Employee’s “separation from service” (within the meaning of Section 409A of the Code) and which otherwise is payable within six months of such separation from service, the payment date for such payment or benefit shall be the date that is the first day of the seventh month after the date of the Employee’s “separation from service” (determined in accordance with Code Section 409A). However, notwithstanding anything to the contrary contained in this Section 7.1(c) or anywhere else in this Agreement, no delay shall be required under this Section 7.1(c) to the extent that such payments do not constitute a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b)(4) or 1.409A-1(b)(9)(iii).

7.2	Adjustments of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Corporation, if requested by Employee or the Corporation, by the Corporation’s independent accountants or a nationally recognized law firm chosen by the Corporation. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Employee under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of the lump sum severance amount set forth in Section 4.1(a); and (b) reduction, on a pro-rata basis, of any “Excess Parachute Payments” under any other plan or arrangement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the day and year first above written.

Witness	[Employee Name]

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:
Authorized Signatory for the Corporation

Schedule A

Form of Release

1.	RELEASE

Release of Claims. In consideration of the payments made to me by Potash Corporation of Saskatchewan Inc., in the amount of $●, less required withholdings, I, [Employee Name], do for myself and my heirs, executors, administrators and assigns, (hereinafter collectively referred to as “I” or “Employee”), forever release, remise and discharge Potash Corporation of Saskatchewan Inc., its parent, successors, assigns, subsidiaries, sister companies, divisions and affiliates (including Corporation sponsored benefit plans), whether direct or indirect, and all its officers, directors, employees, shareholders, attorneys, partners and agents, past, present and future (hereinafter collectively referred to as the “Corporation”) as well as its and their joint ventures and joint venturers (including their respective officers, directors, employees, shareholders, attorneys, partners and agents, past, present and future) (hereinafter collectively, the “Releasees”), jointly and severally from any and all actions, causes of actions, contracts, (whether express or implied), claims and demands for damage, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law, in equity, or pursuant to statute, which against the Releasees, I ever had, now have, or can hereafter have by reasons of or existing out of any causes whatsoever existing up to and inclusive of the date of this Release, including, but without limiting the generality of the foregoing:

(a)	my employment by the Corporation;

(b)	the termination of my employment by the Corporation or by me, pursuant to the terms of the Change in Control Agreement dated [applicable date];

(c)	any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, commissions, bonuses, expenses, qualified or registered pension plans or other pension plans, performance warrants, stock options, allowances, incentive payments, or any other benefits arising out of my employment with the Corporation;

(d)	any and all claims for breach of contract, whether express, implied or implied-in-fact, and for detrimental reliance, promissory estoppel or quantum meruit;

(e)	any and all claims under or pursuant to the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, United States Presidential Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, 42 U.S.C. § 1985, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Fair Credit Reporting Act, the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Labor Management Relations Act, the Worker Adjustment and Retraining Notification Act, as well as any other federal law, statute, ordinance, rule, regulation or employee order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs under any such statutes or laws;

(f)	any and all Claims under the Illinois Human Rights Act, 775 ILCS § 5, the Illinois Equal Pay Act of 2003, 820 ILCS §§ 112/1-90, the Illinois Minimum Wage Law, 820 ILCS §§ 105/1-15, the Illinois Wage Payment and Collection Act, 820 ILCS §§ 115/1-16, the Illinois Personnel Records Review Act, 820 ILCS §§ 40/0.01-13, the Illinois One Day Rest in Seven Act, 820 ILCS §§ 140/1-9, the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS § 65, and any other Claims under any Illinois statutes, as well as any other state or local law, statute, ordinance, rule, regulation or employee order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs under any such statutes or laws; and

(g)	any and all claims for wrongful discharge, retaliatory discharge, negligent or intentional infliction of emotional distress, interference with contractual relations, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law theory of recovery.

Unknown Claims. I acknowledge and agree that I am releasing claims that I may not know about, and that I do so with knowing and voluntary intent. I expressly waive all rights that I may have under any law that is intended to protect me from waiving unknown claims. I further acknowledge and agree that I understand the significance of doing so.

Exclusion for Certain Claims. Notwithstanding the provisions above, the Corporation and Employee (collectively referenced as the “Parties”) agree that this Release shall not apply to any unpaid salary, accrued vacation or expense reimbursements payable under the Corporation policies or applicable law based upon services performed prior to the date of termination of my employment with the Corporation (“Date of Termination”); any entitlements under Sections 4.1(a) through (f) in the Change in Control Agreement dated [applicable date] between myself and the Corporation; any claims that I may have against the Corporation or third parties pursuant to directors’ and officers’ insurance policies of the Corporation that provide coverage in connection with my role as an officer of the Corporation, whether in effect before or after the date of this Release; any claims that I may have against the Corporation in respect of indemnification or contribution obligations of the Corporation pursuant to any indemnification agreement entered into between myself and the Corporation or by law or the Corporation’s bylaws; any claims arising after the effective date of this Release; any claims which may not, as a matter of law, be released; any claims to enforce rights, if any, under ERISA to recover any vested benefits; and any claims to enforce any provision of this Release or any alleged breach of this Release by the Corporation.

Governmental Investigations. Nothing in this Release shall be construed to prohibit Employee from filing a charge or cooperating with any investigation by any government agency (including, without limitation, the United States Securities and Exchange Commission, the United States Department of Labor or the Equal Employment Opportunity Commission). This Release does waive Employee’s right to file an individual or class action lawsuit against the Corporation or receive any equitable or monetary relief in connection with any such charge or investigation.

2.	NO ADMISSION

I acknowledge that the payment given to me pursuant to the above paragraph does not constitute any admission of liability by the Corporation.

3.	INDEMNITY FOR TAXES, ETC.

I further agree that, for the aforesaid payment, I will hold harmless and indemnify the Corporation from and against all claims, charges, taxes, interest or penalties and demands which may be made by any revenue agency to pay income taxes on any of the payments made pursuant to Sections 4.1(a) through (f) in the Change in Control Agreement dated [applicable date], in respect of income tax payable by myself in excess of the income tax previously withheld.

4.	BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that, after my Date of Termination, I can continue participation in the Corporation’s group medical plan by paying the full cost of such coverage. If I elect continuation coverage under the Corporation’s medical plan after the Date of Termination, such coverage will be provided pursuant to, and in accordance with, Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), provided that such participation does not result in any taxes or penalties for the Corporation. The cost for such coverage in the Corporation’s medical plan will be equal to the applicable COBRA rate as may be in effect during such period.

I acknowledge and agree that the consideration paid to me includes full compensation and consideration for loss of employment benefits and that my short term and long term disability benefits have ceased effective [applicable

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date], and all other benefits cease effective [applicable date]. I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges where applicable with respect to benefits. In the event that I become disabled, I covenant not to sue the Corporation for insurance or other benefits, or for loss of benefits. I hereby release the Corporation from any further obligations or liabilities arising from my employment benefits.

5.	NON-DISCLOSURE

I agree that I will not divulge or disclose directly or indirectly the contents of this Release or the terms of settlement relating to the termination of my employment with the Corporation to any person, including but without limiting the generality of the foregoing, to employees or former employees of the Corporation, except my legal and financial advisors, and my spouse, on the condition that they maintain the confidentiality thereof, or as required by law.

6.	SOCIAL MEDIA

I will ensure that my employment status on all social media sites to which I hold an account or be a member of, including without limitation LinkedIn, Facebook, Instagram and Twitter, does not indicate or otherwise suggest that I am a current employee of the Corporation.

7.	CONFIDENTIALITY

I recognize and acknowledge that during my employment with the Corporation I had access to certain confidential and proprietary information, the disclosure of which could be harmful to the interests of the Corporation. I acknowledge that I have taken and will in future take appropriate precautions to safeguard the Confidential Information of the Corporation.

I recognize and agree that all written and electronic drawings, manuals, letters, notebooks, reports records and similar collections of confidential and proprietary information of the Corporation (hereinafter collectively called “Documents”), are the property of the Corporation and I expressly acknowledge and it is a condition of the payment of the Consideration, that I have delivered all such Documents to the Corporation.

8.	UNDERSTANDING

And I hereby declare that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and the terms of settlement which have been agreed to by myself and the Corporation and I fully understand them. I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

9.	PERIODS FOR CONSIDERATION AND REVOCATION

ADEA Release Requirements Satisfied: I acknowledge and agree that this Release satisfies all applicable legal requirements to validly release any claims (including without limitation claims arising under the Age Discrimination in Employment Act, as amended). These requirements are that (i) I voluntarily entered into this Release with full knowledge of its terms (i.e., free from fraud, duress, coercion or mistake of fact); (ii) this Release is in writing and fully comprehensible and understandable to me; (iii) this Release explicitly waives only current ADEA claims; (iv) this Release does not waive future ADEA claims; (v) the payments made by the Corporation pursuant to Sections 4.1(a) through (f) in the Change in Control Agreement dated [applicable date] constitute monies to which I would not be entitled in the absence of my entering into this Release; (vi) the Corporation advised me in writing to consult an attorney prior to entering into this Release; (vii) the Corporation provided me with at least twenty-one (21) days in which to decide whether to enter into this Release; and (viii) the Corporation provided me with at least seven (7) days within which to revoke this Release after signing it.

Consideration Period: I acknowledge and agree that, before signing this Release, I was allowed at least twenty-one (21) days in which to consider this Release. I expressly waive any right to additional time within which to consider

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this Release. I further acknowledge and agree that: (i) I took advantage of the time I was given to consider this Release before signing it; (ii) I carefully read this Release; (iii) I fully understand it; (iv) I am entering into it voluntarily; (v) I will receive the payments in exchange for his execution of this Release, which I would not otherwise be entitled to receive; and (vi) the Corporation, in writing, encouraged me to discuss this Release with an attorney before signing it, and that I did so to the extent that I deemed appropriate.

10.	NON-DISPARAGING

I understand and agree that I will not, at any time, denigrate, through adverse or disparaging communication, written or oral, whether true or not, the operations or business of the Corporation or its current or former employees, officers or directors.

11.	FURTHER CLAIMS

I agree not to make claim or take proceedings against any other person, corporation or entity, that might claim contribution or indemnity under the provisions of any statute or otherwise against the Corporation.

12.	COMPLETE AGREEMENT

It is understood by the Corporation and I that this Release contains the entire agreement between us and that the terms of this Release are contractual and not a mere recital.

DATED at the City of             , in the State of             , this      day of                     , 20    .

Witness (Signature)	[Employee Name]

Witness (Print)

Witness (Address)

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